Exhibit 99.(a)(1)(i)
OFFER TO PURCHASE FOR CASH (THE “OFFER”)

BY

HIGH INCOME SECURITIES FUND
  (THE “FUND”)
615 East Michigan Street
Milwaukee, Wisconsin  53202
(800) 236-6954

UP TO 10,675,000 OF ITS ISSUED AND OUTSTANDING
COMMON SHARES OF BENEFICIAL INTEREST, WITHOUT PAR VALUE
(THE “SHARES”)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 9, 2024, UNLESS THE OFFER IS EXTENDED.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE OFFER) ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. IN ACCORDANCE WITH THE RULES OF THE COMMISSION, THE FUND MAY PURCHASE ADDITIONAL SHARES NOT TO EXCEED 2% OF THE OUTSTANDING SHARES (APPROXIMATELY 587,829 SHARES) WITHOUT AMENDING OR EXTENDING THE OFFER.  IN THE EVENT THAT THE OFFER IS OVERSUBSCRIBED, THE BOARD OF TRUSTEES OF THE FUND (THE “BOARD”), IN ITS SOLE DISCRETION, MAY (I) PURCHASE ALL OF THE SHARES TENDERED, INCLUDING SHARES IN EXCESS OF THE LIMITATION, BY AMENDING OR EXTENDING THE OFFER OR (II) PURCHASE SHARES PRO RATA AMONG TENDERING SHAREHOLDERS IN PROPORTION TO THE NUMBER OF SHARES TENDERED TO THE FUND BY EACH SUCH SHAREHOLDER.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

IMPORTANT INFORMATION

Any holder of Shares (“Shareholder”) desiring to tender any portion of his or her Shares should either:

(1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and deliver the Letter of Transmittal with his or her certificates for the tendered Shares if such Shareholder has been issued physical certificates, signature guarantees for all uncertificated Shares being tendered, and any other required documents to Equiniti Trust Company, LLC (the “Depositary”); or

(2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her.

Any Shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender Shares so registered.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to InvestorCom (the “Information Agent”), in the manner set forth on the last page of this Offer to Purchase.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NONE OF THE FUND, THE BOARD, AND BULLDOG INVESTORS, LLP (THE “INVESTMENT ADVISER”) MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD, OR THE INVESTMENT ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OR THE INVESTMENT ADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

November 8, 2024

SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET HIGHLIGHTS CERTAIN INFORMATION CONCERNING THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DISCUSSION OF THE TERMS AND CONDITIONS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

 What Is The Tender Offer?

The Fund is offering to purchase up to 10,675,000 its outstanding Shares for cash at a price per share (“Purchase Price”) equal to 98% of the per Share net asset value as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on December 9, 2024, or if the Offer is extended, on the date to which the Offer is extended, upon specified terms and subject to conditions as set forth in the tender offer documents.

 When Will The Tender Offer Expire, And May The Offer Be Extended?

The tender offer will expire at 5:00 p.m., New York City time, on December 9, 2024, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the day on which the Offer otherwise would have expired.  See Section 1 of this Offer to Purchase.

 What Is The Net Asset Value Per Fund Share As Of A Recent Date?

On November 1, 2024, the net asset value per Share was $7.13. See Section 7 of this Offer to Purchase for additional information regarding net asset values and market prices. The net asset value is available on the Fund’s website (https://www.highincomesecuritiesfund.com). During the pendency of the tender offer, current net asset value quotations can also be obtained by calling the Fund’s toll free number at (800) 236-6954.

 Will The Net Asset Value Be Higher Or Lower On The Date That The Price To Be Paid For Tendered Shares Is To Be Determined?

No one can predict the net asset value on a future date, but you should realize that the net asset value on the date the Purchase Price for tendered Shares is to be determined may be higher or lower than the net asset value on November 1, 2024.

 How Do I Tender My Shares?

If your Shares are registered in your name, you should obtain and read the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary, in proper form before 5:00 p.m., New York City time, on December 9, 2024 (unless the tender offer is extended by the Fund, in which case the new deadline will be stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in street name), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by December 9, 2024 (or if the Offer is extended, the termination date as extended). See Section 3 of this Offer to Purchase.

 Is There Any Cost To Me To Tender?

No fees or commission will be payable to the Fund in connection with the Offer.  However, brokers, dealers or other persons may charge Shareholders a fee to tender their Shares pursuant to this Offer. See the Letter of Transmittal.

 May I Withdraw My Shares After I Have Tendered Them And, If So, By When?

Yes, you may withdraw your Shares at any time prior to 5:00 p.m., New York City time, on December 9, 2024 (or if the Offer is extended, at any time prior to 5:00 p.m., New York City time, on the new termination date). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Purchase.

 How Do I Withdraw Tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, which notice specifies the name of the Shareholder who tendered the Shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, with respect to share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person who tendered the Shares. See Section 4 of this Offer to Purchase.

 May I Place Any Conditions On My Tender Of Shares?

No.

 Is There A Limit On The Number Of Shares I May Tender?

No. See Section 1 of this Offer to Purchase.

 What If More Than 10,675,000 Shares Are Tendered (And Not Timely Withdrawn)?

In accordance with the rules of the Securities and Exchange Commission (the “Commission”), the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 587,829 Shares) without amending or extending the Offer. In the event that the Offer is oversubscribed, the Board, in its sole discretion, may (i) purchase all of the Shares tendered, including Shares in excess of the limitation, by amending or extending the Offer, or (ii) purchase Shares pro rata among tendering Shareholders in proportion to the number of Shares tendered to the Fund by each such Shareholder.

 If I Decide Not To Tender, How Will The Tender Offer Affect The Shares I Hold?

Your percentage ownership interest in the Fund will increase after completion of the Offer. See Section 6 of this Offer to Purchase.

 Does The Fund Have The Financial Resources To Make Payment?

Yes. The Fund has the financial resources to make payments from its cash and cash equivalents on hand. See Section 5 of this Offer to Purchase.

 If Shares I Tender Are Accepted By The Fund, When Will Payment Be Made?

It is contemplated that payment for tendered Shares, if accepted, will be made as soon as reasonably practicable after the termination date of the Offer.

 Is My Sale Of Shares In The Tender Offer A Taxable Transaction?

For most Shareholders, yes. It is expected that all U.S. Shareholders, other than those who are tax-exempt, who sell Shares in the tender offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in those Shares. It is possible, however, that for U.S. federal income tax purposes a Shareholder, other than a tax-exempt Shareholder, may be taxed on all or a portion of the amount paid to such Shareholder as if it were a dividend. See Section 8 of this Offer to Purchase for details, including the nature of any income or loss and the differing rules for U.S. and Non-U.S. Shareholders. Please consult your tax advisor as well.

 Is The Fund Required To Complete The Tender Offer And Purchase All Shares Tendered Up To The Maximum Of The Offer?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 13 of this Offer to Purchase.

 Is There Any Reason Shares Tendered Would Not Be Accepted?

In addition to those circumstances described in Section 13 of this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

 How Will Tendered Shares Be Accepted For Payment?

Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary, which Depositary will to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Purchase.

 What Action Need I Take If I Decide Not To Tender My Shares?

None.

 Does Management Encourage Shareholders To Participate In The Tender Offer?

None of the Fund, its Board and the Fund’s investment adviser, Bulldog Investors, LLP, is making any recommendation to tender or not to tender Shares in the tender offer. See Section 11 of this Offer to Purchase.

 How Do I Obtain Additional Information?

Questions and requests for assistance should be directed to the Information Agent toll free at (877) 972-0090. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Information Agent. If you do not hold certificates for your Shares or if you are not the record holder of your Shares, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

TO ALL SHAREHOLDERS
OF
HIGH INCOME SECURITIES FUND

1.	Purchase Price; Number of Shares; Termination Date.
The Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase (the “Offer”) up to 10,675,000 of the Fund’s outstanding common shares of beneficial interest, without par value (the “Shares”) (the “Offer Amount”) at a price (the “Purchase Price”) per share, net to the seller in cash, equal to 98% of the net asset value in U.S. Dollars (the “NAV”) per Share as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on December 9, 2024, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). In accordance with the rules of the Commission, the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 587,829 Shares) without amending or extending the Offer.

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. IN THE EVENT THAT THE OFFER IS OVERSUBSCRIBED, THE BOARD, IN ITS SOLE DISCRETION, MAY (I) PURCHASE ALL OF THE SHARES TENDERED, INCLUDING SHARES IN EXCESS OF THE LIMITATION, BY AMENDING OR EXTENDING THE OFFER, OR (II) PURCHASE SHARES PRO RATA AMONG TENDERING SHAREHOLDERS IN PROPORTION TO THE NUMBER OF SHARES TENDERED TO THE FUND BY EACH SUCH SHAREHOLDER.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

As of November 1, 2024, there were 29,391,450 Shares issued and outstanding, and the NAV was $7.13 per Share. Shareholders may contact the Fund directly at its toll free number, (800) 236-6954, to obtain current NAV quotations for the Shares.

Any Shares acquired by the Fund pursuant to the Offer shall constitute authorized but unissued Shares and therefore will be available for issuance by the Fund without further Shareholder action (except as required by applicable law). Tendering Shareholders may be obligated to pay brokerage fees or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Shareholders may also be subject to other transaction costs, as described below.

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 10,675,000 of the Fund’s outstanding Shares, validly tendered on or prior to 5:00 p.m., New York City time, on December 9, 2024, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. A Shareholder may tender some or all of the Shares owned by such Shareholder.

In accordance with the rules of the Commission, the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 587,829 Shares) without amending or extending the Offer. In the event that the Offer is oversubscribed, the Board, in its sole discretion, may (i) purchase all of the Shares tendered, including Shares in excess of the limitation, by amending or extending the Offer or (ii) purchase Shares pro rata among tendering Shareholders in proportion to the number of Shares tendered to the Fund by each such Shareholder.

If a Shareholder decides against continuing to own Shares of the Fund, consideration should be given to the relative benefits and costs of tendering Shares at 98% of NAV pursuant to the Offer versus selling Shares at the market price with the associated transaction costs and risks.

The Board expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2.	Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions of the Offer, the Fund will, as soon as reasonably practicable after the Termination Date, accept for payment, and will pay for, Shares validly tendered on or before the Termination Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Shareholder, as soon as practicable following expiration or termination of the Offer and (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility (as defined in Section 3 below).

The Fund will no longer issue certificates for Shares. If certificates are submitted for more Shares than are tendered, the remainder will be issued in book-entry form by credit to an account maintained by the Book-Entry Transfer Facility in the name(s) of the registered holder(s).

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase.

The purchase price of the Shares will equal 98% of their NAV as of the close of regular trading on the NYSE on December 9, 2024, or such later date to which the Offer is extended (the “Pricing Date”). Tendering Shareholders may be required to pay brokerage fees to a broker, dealer, commercial bank, trust company or other nominee with respect to the tender of their Shares. Under the circumstances set forth in Instruction 6 of the Letter of Transmittal, Shareholders may be subject to transfer taxes on the purchase of Shares by the Fund.

The Fund normally publishes the NAV of its Shares on every business day at the close of regular trading on the NYSE. On November 1, 2024, the NAV was $7.13 per Share. The Shares are traded on the NYSE under the stock symbol “PCF.” On November 1, 2024, the last sales price at the close of regular trading on the NYSE was $6.69 per Share, representing a 6.17% discount from NAV. The NAV of the Fund’s Shares will be available daily through the Termination Date, through the Fund’s toll free number at (800) 236-6954.

3.	Procedure for Tendering Shares.
Shareholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Shareholder to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, including any required U.S. tax information, must be transmitted to and received by the Depositary at the address set forth on the last page of this Offer to Purchase or, in the case of shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee book-entry transfer, an Agent’s Message (as defined below), must be received by the Depositary at the address set forth on the last page of this Offer to Purchase prior to the Termination Date and, (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase or the tendering Shareholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, prior to the Termination Date.

Signatures on Letters of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Stock Transfer Association approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Shareholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Shareholders who have completed either the Special Payment Instructions box or the Special Delivery Instructions box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal for further information.

The term “Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility (as defined below) to, and received by, the Depositary and forming a part of a Book-Entry Delivery Procedure (as defined below), which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility that submitted the Shares for tender that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, its Board, the Investment Adviser, U.S. Bancorp Fund Services, LLC (the “Administrator”) the Information Agent, the Depositary and any other person, shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING SHAREHOLDER.

Book-Entry Delivery Procedure: The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”).

The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer to Purchase before the Termination Date. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.

NONE OF THE FUND, ITS BOARD, THE INVESTMENT ADVISER, THE ADMINISTRATOR, THE INFORMATION AGENT, THE DEPOSITARY AND ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

To prevent the imposition of U.S. federal backup withholding tax equal to 24% of the gross payments made pursuant to the Offer, prior to receiving such payments, each Shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Shareholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or successor forms thereto, or other applicable form (for Non-U.S. Shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Fund. See Section 8 of this Offer to Purchase.

For this purpose, a “U.S. Shareholder” is, in general, a Shareholder that is (i) an individual who, for U.S. federal income tax purposes, is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of such income or (iv) a trust (A) subject to the control of one or more U.S. persons and the primary supervision of a court in the United States, or (B) that existed on August 20, 1996 and has made a valid election (under applicable U.S. treaty regulations) to be treated as a domestic trust. A “Non-U.S. Shareholder” is any Shareholder other than a U.S. Shareholder.

4.	Rights of Withdrawal.
Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date. After the Termination Date, all tenders made pursuant to the Offer are irrevocable.

To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of the Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Investment Adviser, the Administrator, the Information Agent, the Depositary, and any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except (i) to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4 or (ii) after forty business days from the commencement of the Offer.

Shares may be submitted again after a withdrawal has been made if the necessary documents and procedures for the submission of Shares for participation in the Offer are followed as described in this Offer to Purchase.

5.	Source and Amount of Funds; Effect of the Offer.
The total cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on November 1, 2024, and if Shareholders tendered 10,675,000 Shares pursuant to the Offer, the estimated payments by the Fund to the Shareholders would be approximately $6.99 per Share for an aggregate payment of $74,618,250. See the Pro Forma Capitalization table below.

The Fund has the financial resources to make payment for tendered Shares from its cash and cash equivalents on hand, and therefore, will not borrow monies to finance the tender offer.

THE OFFER MIGHT HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS, INCLUDING, BUT NOT LIMITED TO, THE FUND HAVING LESS NET ASSETS FOLLOWING THE OFFERING, WHICH COULD AFFECT THE FUND’S ABILITY TO SATISFY ITS DIVIDEND AND/OR DISTRIBUTION OBLIGATIONS TO ITS COMMON SHAREHOLDERS.

As disclosed in Section 6 below, the Fund completed a rights offering on August 9, 2024 that issued to its holders of common shares of beneficial interest one non-transferable right for every common share held entitling the holders of such rights to purchase, for each right, one common share of beneficial interest. A total of 11,859,975 shares were issued for which the Fund received a total of $76,852,638. The rights offering documents disclosed that Board intended to authorize a self-tender offer by the Fund to commence after the Special Meeting (as defined below).

The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Pricing Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders.  It is not expected that there will be any tax consequences for non-tendering Shareholders. See Section 8 of this Offer to Purchase.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer would result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares purchased (and the amount of the resulting decrease in the Fund’s net assets).  The Shares purchased by the Fund pursuant to this Offer to Purchase are expected to be held in treasury.

Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of November 1, 2024 adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 10,675,000 of its outstanding Shares):

PRO FORMA CAPITALIZATION(1)

	As of November 1, 2024	Adjustment For Purchase at $6.99 Per Share(2)	Pro Forma As Adjusted
Total Net Assets	$209,434,493	$(74,618,250)	$134,816,243

Shares Outstanding	29,391,450	(10,675,000)	18,716,450

NAV Per Share(3)	$7.13	$6.99	$7.20
____________________________
(1)           This table assumes purchase by the Fund of 10,675,000 of the Fund’s outstanding Shares as of November 1, 2024.

(2)           This amount represents 98% of the Fund’s NAV as determined on November 1, 2024.  Shares tendered pursuant to the Offer will be purchased at 98% of the Fund’s NAV on the Pricing Date, which may be more or less than $6.99 per Share, and the Pro Forma NAV per Share also may be more or less than that shown above.

(3)           The NAV per Share of the Fund is published on each day that the NYSE is open and is determined by dividing the total net assets of the Fund by the number of Shares outstanding. The NAV will also be published as of the close of regular trading on the NYSE on the Termination Date.  The Pro Forma As Adjusted NAV Per Share may be more or less than that shown above.

6.	Purpose of the Offer; Plans or Proposals of the Fund.
At a Special Meeting of Fund shareholders scheduled for October 18, 2024 and adjourned to November 8, 2024 (the “Special Meeting”), the Fund’s shareholders approved (i) a new investment management agreement (the “Advisory Agreement”) with Bulldog Investors, LLP (“Bulldog”), pursuant to which Bulldog will serve as the investment adviser of the Fund and (ii) certain changes to the Fund’s current investment objective, investment strategies and investment restrictions (collectively, the “Investment Changes”). The Advisory Agreement and the Investment Changes are more fully described in the Fund’s Definitive Proxy Statement filed with the Securities and Exchange Commission on September 13, 2024.

The Fund recently conducted a rights offering which expired on August 9, 2024. Pursuant to such rights offering, the Fund issued 11,859,975 shares in fulfillment of subscription requests at a subscription price of $6.48 per share, for a total offering of $76,852,638. It was previously disclosed in the rights offering documents that the Board intended to authorize a self-tender offer by the Fund to commence after the Special Meeting which will be at a price of at least 98% of NAV for at least (a) 90% of the number of shares issued in the rights offering if the Advisory Agreement and Investment Changes were approved by the Fund shareholders at the Special Meeting, or (b) 60% of the number of shares issued in the rights offering if the Advisory Agreement or any of the Investment Changes were not approved by the Fund shareholders at the Special Meeting.

On November 8, 2024, the Board approved a self-tender offer for 10,675,000 of the Fund’s outstanding Shares at a price per Share equal to ninety-eight percent (98%) of the Fund’s NAV at the termination of the Offer.  In addition, the Board determined that, in accordance with the rules of the Commission, the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 587,829 Shares) without amending or extending the Offer. The Board determined further that in the event that the Offer is oversubscribed, the Board, it its sole discretion, may determine to (i) purchase all of the Shares tendered, including Shares in excess of the limitation, by amending or extending the Offer, or (ii) purchase Shares pro rata among tendering Shareholders in proportion to the number of Shares tendered to the Fund by each such Shareholder.

Except as otherwise disclosed in this Offer or in the Fund’s filings with the Commission, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any further material change in the Fund’s present dividend rate or policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of the Fund’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of the Fund’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports under Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional Shares, or the disposition of Shares; or (j) any changes in the Fund’s articles, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

Any Shares acquired by the Fund pursuant to the Offer shall constitute authorized but unissued Shares and, therefore, will be available for issuance by the Fund without further Shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

NONE OF THE FUND, ITS BOARD, AND THE INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7.	NAV and Market Price Range of Shares; Dividends.
The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years and for the current fiscal year, the Fund’s NAV (as of the last day of such fiscal quarter), and the High and Low NYSE market price per Share (as of the last day of such fiscal quarter) were as follows:

Market Price
Fiscal Period Ended	High	Low	NAV	Dividends
August 31, 2024	$6.71	$6.64	$7.19	0.0622
May 31, 2024	$6.82	$6.74	$7.55	0.0622
February 29, 2024	$6.82	$6.76	$7.44	0.0622
November 30, 2023	$6.36	$6.27	$7.32	0.0604
August 31, 2023	$6.77	$6.62	$7.43	0.0604
May 31, 2023	$6.21	$6.12	$7.27	0.0604
February 28, 2023	$6.77	$6.72	$7.55	0.0604
November 30, 2022	$6.98	$6.86	$7.51	0.0730

8.	Certain United States Federal Income Tax Consequences.
The following discussion is a general summary of the federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (“Code”), applicable U.S. Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, each as in effect as of the date of this Offer to Purchase and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, nor will we seek, any ruling from the IRS, or other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary addresses only Shares held as capital assets and does not address certain tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including Shareholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, holders who hold the Shares as part of a hedge or straddle, and financial institutions. This summary does not address all of the tax consequences that may be relevant to Shareholders in light of their particular circumstances. In addition, this summary does not address (a) any state, local or foreign tax considerations or any non-income tax consequences (e.g., estate and gift tax consequences) that may be relevant to a Shareholder’s decision to tender Shares pursuant to the Offer; or (b) any tax consequences to partnerships or entities classified as partnerships for U.S. federal income tax purposes (or their partners or members) tendering Shares pursuant to the Offer. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local or foreign tax laws.

U.S. Shareholders. The sale of Shares pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the Shareholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the Shareholder or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Under the constructive ownership rules of Section 318 of the Code, a U.S. Shareholder will be considered to own those Shares owned, directly or indirectly, by certain members of the U.S. Shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Shareholder has a direct or indirect equity interest.

•
Substantially Disproportionate. An exchange of Shares for cash pursuant to the Offer will be “substantially disproportionate” with respect to a U.S. Shareholder if the percentage of outstanding Shares of the Company actually and constructively owned by the U.S. Shareholder immediately following the exchange of Shares for cash pursuant to the Offer (treating all the Shares acquired by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares of the Fund actually and constructively owned by the U.S. Shareholder immediately before the exchange (treating as outstanding all the Shares purchased in the Offer from the particular U.S. Shareholder and all other Shareholders). In no event will the exchange of Shares for cash pursuant to the Offer be substantially disproportionate with respect to a U.S. Shareholder that owns 50% or more of the combined voting power of the Fund immediately following the exchange of Shares for cash pursuant to the Offer.

•
Complete Termination. An exchange of Shares for cash pursuant to the Offer will result in a “complete termination” of a U.S. Shareholder’s equity interest in the Fund if either (a) all of the stock of the Fund (including the Shares and other stock) actually and constructively owned by the U.S. Shareholder is exchanged for cash pursuant to the Offer or (b) all of the stock of the Fund (including the Shares and other stock) actually owned by the U.S. Shareholder is exchanged for cash pursuant to the Offer and the U.S. Shareholder is eligible to waive, and effectively waives, the attribution of the Fund’s stock constructively owned by the U.S. Shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Shareholders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.

•
Not Essentially Equivalent to a Dividend. An exchange of Shares for cash pursuant to the Offer will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Shareholder if it results in a “meaningful reduction” in the U.S. Shareholder’s interest in the Fund. Whether a U.S. Shareholder meets this test will depend on the U.S. Shareholder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. Shareholder who is a minority Shareholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Shareholders should consult their tax advisers as to the application of this test to their particular circumstances. In particular, depending on the total number of shares exchanged pursuant to the Offer, it is possible that an exchanging Shareholder’s percentage interest in the Fund could increase even though the total number of Shares beneficially owned by such Shareholder decreases.

Contemporaneous dispositions or acquisitions of Shares of the Fund by a U.S. Shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the above three tests has been satisfied. Although it is generally anticipated that most Shareholders who tender shares would satisfy one of these three tests for “sale or exchange” treatment, Shareholders should consult their own tax advisers to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a Shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the Shareholder’s adjusted tax basis of the Shares sold. Generally, a Shareholder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the Shareholder. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the Shareholder held the Shares that were sold for more than one year as of the date we are treated as purchasing the Shares in the Offer. The maximum long-term capital gains rate applicable to non-corporate shareholders is generally 20%. A Shareholder’s ability to deduct capital losses may be limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a Shareholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Fund pursuant to the Offer. In that event, the tax basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the Shareholder (or amounts credited to the Shareholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a Shareholder who sells Shares pursuant to the Offer will be taxable to the Shareholder as a “dividend” to the extent of such Shareholder’s allocable share of the Fund’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of and in reduction of the Shareholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the Shareholder’s tax basis in such case will be treated as gain from a “sale or exchange” of such Shares taxable as discussed in the preceding paragraph. If the amounts received by a tendering Shareholder are treated as a “dividend,” the tax basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder. If, however, the Shareholder has no remaining Shares, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.

In addition, if a tender of Shares is treated as a “dividend” to a tendering Shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a Shareholder whose proportionate interest in the earnings and profits or assets of the Fund has been increased by such tender. Shareholders are urged to consult their own tax advisers regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Gain on the sale of Shares by a U.S. Shareholder under the Offer (and amounts received by a U.S. Shareholder who sells Shares pursuant to the Offer that are taxable as dividends, if any) may be subject to the “net investment income tax.” The net investment income tax is imposed on individuals at a rate of 3.8% on the lesser of (i) the individual’s “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses) for the taxable year or (ii) the excess of the individual’s modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). The net investment income tax also applies to all or a portion of the undistributed net investment income of certain U.S. Shareholders that are estates and trusts.

The Fund (or the applicable withholding agent) may be required to withhold backup withholding (currently at a 24% rate) from the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless the U.S. Shareholder has completed and submitted to the Fund a Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that such number is correct. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Shareholder (and if an income tax treaty applies, on whether the Non-U.S. Shareholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Fund, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Shareholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, Non-U.S. Shareholders are deemed, for the reasons described above in respect of U.S. Shareholders, to receive a dividend distribution from the Fund with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment). The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend, an interest-related dividend, or short-term capital gain dividend. Non-U.S. Shareholders subject to dividend treatment with respect to the tender should contact their own tax advisors to discuss the consequence and status of this provision.

If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Shareholder (and, if an income tax treaty applies, the Non-U.S. Shareholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Shareholder.

Any dividends received by a corporate Non-U.S. Shareholder that are effectively connected with a U.S. trade or business in which the corporate Shareholder is engaged (and if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the corporate Non-U.S. Shareholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Shareholders should provide the Fund with a properly completed Form W-8BEN, W-8BEN-E, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tender of the Shares involved.

Under legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” a 30% withholding tax is imposed on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to provide such information and is in compliance with the terms of such IGA and any legislation or regulatory actions implementing such IGA. The types of income subject to the tax include, among other things, U.S. source dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to passive foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a 10% or greater U.S. owner or provides the withholding agent with identifying information on each 10% or greater U.S. owner. Depending on the status of a Non-U.S. Shareholder and the status of the intermediaries through which they hold their Shares, Non-U.S. Shareholders could be subject to this 30% withholding tax with respect to portion of any redemption proceeds treated as a dividend.

While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Shares on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

The tax discussion set forth above is included for general information only. Each Shareholder is urged to consult such Shareholder’s own tax adviser to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

9.	Financial Statements.

Financial statements have not been included since the consideration offered to Shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Fund is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.

10.	Certain Information Concerning the Fund and the Fund’s Investment Adviser.
The Fund, which commenced investment operations on July 9, 1987, is registered as a diversified, closed-end management investment company under the 1940 Act and is organized as a Massachusetts business trust. The Fund’s common shares of beneficial interest are listed and trades on the NYSE under the trading symbol “PCF”. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its shares at the election of a shareholder and does not continuously offer its shares for sale to the public.

The Fund’s Board is currently comprised of seven members, all of which are elected by the Fund’s Shareholders.

The Fund’s investment objective is to seek to provide shareholders with high current income. In accordance with this investment objective, the Fund will seek to generate sufficient cash from interest, dividends and other distributions, and liquidity events such as self-tender offers, mergers or liquidations from portfolio securities to enable the Fund to make high monthly distributions to shareholders. The investment objective is not fundamental and may be changed by the Board with 60 days’ notice to shareholders. There can be no assurance that the Fund’s objective will be achieved.

To achieve the objective, under normal circumstances, the Fund will invest primarily in income producing or dividend paying U.S. and non-U.S. investments, such as investment grade and below investment grade (high yield/high risk) debt securities, fixed or variable rate income securities, real estate investment trusts (REITs), convertible securities, preferred stocks, and dividend-paying common stocks, and securities or other assets that the Investment Adviser reasonably expects to lead to a liquidity event such as a self-tender offer, merger or liquidation, including a transaction with a special purpose acquisition company (SPAC). The Fund’s investments may be indirect through investments in entities such as REITs, closed-end funds, exchange-traded funds (ETFs) and business development companies (BDCs). To a lesser extent, the Fund may invest in various types of derivatives, including futures, options, credit default swaps, total return swaps and repurchase agreements. In making investment determinations for the Fund, the Investment Adviser seeks investments that are expected to generate sufficient income (through dividends, distributions, or realized capital gains) to meet the Fund’s managed distribution policy. The Investment Adviser seeks investments for the Fund that, at the time of purchase, pay regular dividends or distributions or, in the Investment Adviser’s assessment, are likely to pay dividends or distributions in the foreseeable future or otherwise have a foreseeable liquidity event.

The principal executive offices and business address of the Fund are located at 615 East Michigan Street, Milwaukee, Wisconsin 53202. The Fund’s business telephone number is (800) 236-6954.

Prior to November 8, 2024, the Fund was internally managed by an Investment Committee of the Board.  Effective November 8, 2024, Bulldog Investors, LLP is the Fund’s investment adviser (the “Investment Adviser”). The Investment Adviser is a company with limited liability organized under the laws of Delaware and a registered investment adviser under the 1940 Act. The Investment Adviser was formed on August 27, 2009 for the purpose of providing investment advisory and management services to investment companies. The principal business address of the Investment Adviser is Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, New Jersey 07663.

As noted above in Section 6 of this Offer to Purchase, on August 9, 2024, the Fund completed a rights offering that issued to its shareholders of record as of July 8, 2024 one non-transferable right for each share held entitling the holders of such rights to purchase new shares.  Pursuant to such rights offering, the Fund issued 11,859,975 shares in fulfillment of subscription requests at a subscription price of $6.48 per share, for a total offering of $76,852,638. Subsequently, at a Special Meeting of Fund shareholders scheduled for October 18, 2024 and adjourned to November 8, 2024 (the “Special Meeting”), the Fund’s shareholders approved (i) a new investment management agreement (the “Advisory Agreement”) with Bulldog Investors, LLP (“Bulldog”), pursuant to which Bulldog will serve as the investment adviser of the Fund and (ii) certain changes to the Fund’s current investment objective, investment strategies and investment restrictions (collectively, the “Investment Changes”). The Advisory Agreement and the Investment Changes are more fully described in the Fund’s Definitive Proxy Statement filed with the Securities and Exchange Commission on September 13, 2024. It was previously disclosed in the Special Meeting proxy statement and the rights offering documents that the Board intended to authorize a self-tender offer by the Fund to commence after the Special Meeting which will be at a price of at least 98% of NAV for at least (a) 90% of the number of shares issued in the rights offering if the Advisory Agreement and Investment Changes were approved by the Fund shareholders at the Special Meeting, or (b) 60% of the number of shares issued in the rights offering if the Advisory Agreement or any of the Investment Changes were not approved by the Fund shareholders at the Special Meeting.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission in connection with the Offer. Such reports and other information should be available for inspection at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s internet site (http://www.sec.gov). Copies may be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

11.	Interest of Trustees and Officers; Transactions and Arrangements Concerning the Shares.
The trustees and officers of the Fund and the aggregate number and percentage of Shares each of them beneficially owns as of November 1, 2024, are set forth in the table below.  The address of each trustee and officer is in care of the Fund at 615 East Michigan Street, Milwaukee, Wisconsin 53202.

NAME	POSITION	Aggregate Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
Andrew Dakos(1)	Interested Trustee, President	105,138	*
Phillip Goldstein(1)	Interested Trustee, Chairman of the Board, Secretary	259,546	*
Rajeev Das(1)	Interested Trustee	4,204	*
Gerald Hellerman	Independent Trustee	42,467	*
Moritz Sell	Independent Trustee	37,521	*
Richard Dayan	Independent Trustee	5,400	*
Ben Harris	Independent Trustee	5,652	*
Thomas Antonucci(1)	Treasurer	0	N/A
Stephanie Darling(1)	Chief Compliance Officer	0	N/A
_____________
(1)
Messrs. Dakos, Goldstein, Das, and Antonucci and Ms. Darling are each considered an “interested person” of the Fund within the meaning of the 1940 Act because of their affiliation with Bulldog Investors, LLP and their positions as officers of the Fund.

(2)	Based on 29,391,450 shares of the Fund outstanding as of November 1, 2024.
*	Represents less than one percent

To the knowledge of the Fund’s management, as of November 1, 2024, the Trustees and officers of the Fund beneficially owned, as a group, approximately 1.6% of the outstanding Shares. The information as to beneficial ownership is based on statements furnished to the Fund by each Trustee and principal officer.

To the best of the Fund’s knowledge, none of the Fund’s officers or trustees, or associates of any of the foregoing, has effected any transaction in Shares during the past 60 days.

12.	Certain Legal Matters; Regulatory Approvals.
The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13 of this Offer to Purchase.

13.	Certain Conditions of the Offer.
Notwithstanding any other provision of the Offer, including if more than 10,675,000 Shares are tendered, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the NYSE or (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal (and possibly certain state and local) income taxes on all of its income and gains in addition to the taxation of Shareholders who receive distributions from the Fund); (2) there is (a), in the Board’s sole discretion, any material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) any suspension of or limitation on prices for trading securities  generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) any declaration of a banking moratorium by any U.S. federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) any limitation affecting the Fund or the issuers of its portfolio securities imposed by any U.S. federal or state authorities on the extension of credit by lending institutions, (e) any commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board’s judgment, any other event or condition that would have a material adverse effect on the Fund or its Shareholders if tendered Shares were purchased; or (3) the Board determines that effecting any such transaction would constitute a breach of any of its fiduciary duties owed to the Fund or the Shareholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.

14.	Fees and Expenses.
The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained InvestorCom to act as the Information Agent and Equiniti Trust Company, LLC to act as the Depositary. The Fund will pay the Information Agent and the Depositary reasonable and customary compensation for their services and will also reimburse them for certain reasonable out-of-pocket expenses and indemnify them against certain liabilities. The Fund will bear the costs of the Offer.

15.	Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

16.	Additional Information.
Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:

•	our Annual Report on Form N-CSR for the year ended August 31, 2024, as filed with the Commission on November 7, 2024;

•	our Semi-Annual Report on Form N-CSRS for the six-month period ended February 29, 2024, as filed with the Commission on May 1, 2024;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the Commission on September 13, 2024; and

•	our Issuer Tender Offer Statement on Schedule TO, as filed with the Commission on November 8, 2024.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the Commission between the date of this Offer and the Termination Date of this Offer. You may inspect and copy these reports, proxy statements and other information, at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the Commission, which are available on the Commission’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Commission’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

17.	Contacting the Depositary and the Information Agent.
The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Shareholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below. Facsimile copies of the Letter of Transmittal will be accepted.

The Depositary for the Offer is:

Equiniti Trust Company, LLC
For Account Information Call:
Toll Free: (800) 937-5449
Email:  info@equiniti.com

By Mail or By Overnight Courier:

By Mail:	By Overnight Courier:
Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

Information Agent:

InvestorCom
19 Old Kings Highway S. – Suite 130
Darien, CT 06820
Toll Free (877) 972-0090
Banks and Brokers call collect (203) 972-9300
info@investor-com.com